AMENDMENT NO. 1 TO

                            ASSET PURCHASE AGREEMENT

                               as of July 12, 2002

                                     between


          Dumex Medical Inc., Dumex Medical Surgical Products Limited,
                  1013172 Ontario Limited and Dumex Quebec Inc.


                                     - and -

                               4087755 Canada Inc.



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                               AMENDMENT NO. 1 TO
                            ASSET PURCHASE AGREEMENT

             THIS AMENDMENT is made as of the 12th day of July, 2002

BETWEEN:

               Dumex Medical Inc., a corporation incorporated under the laws of Canada, Dumex Medical Surgical Products Limited, a corporation incorporated under the laws of Canada, 1013172 Ontario Limited, a corporation incorporated under the laws of Ontario, and Dumex Quebec Inc., a corporation incorporated under the laws of Canada

               (collectively, the "Dumex Entities")

                                                               OF THE FIRST PART

                                     - and -

               4087755 Canada Inc., a corporation incorporated under the laws of Canada

               (the "Buyer")

                                                              OF THE SECOND PART



RECITALS:

     1. The Dumex Entities and the Buyer are parties to that certain Asset Purchase Agreement (the "Agreement") dated as of June 28, 2002, pursuant to which the Buyer has agreed to purchase and the Seller has agreed to sell, all of the right, title and interest, if any, of the Dumex Entities in and to the Purchased Assets, subject to the terms and conditions of the Agreement.

     2. In furtherance of the Transaction, the Parties wish to amend certain terms of the Agreement as provided below.

IN CONSIDERATION of the premises and the mutual agreements contained in this Amendment, and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

                                       1

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                                   ARTICLE 1
                                 INTERPRETATION

1.1  Definitions and Interpretation

     In this Amendment, all capitalized terms used herein but not otherwise defined, shall have the meanings given thereto in the Agreement. The rules of interpretation set forth in the Agreement shall also apply to this Amendment.

1.2      Amended Definitions

     The definition of the following defined term is hereby amended as follows:

     "Due Diligence Period" means from June 20, 2002 to 5 p.m. (Toronto time) on July 12, 2002;

1.3      Applicable Law

     This Amendment shall be governed by, and interpreted and enforced in accordance with, the laws in force in Ontario (excluding any conflict of laws rule or principle which might refer such interpretation to the laws of another jurisdiction). Each Party irrevocably submits to the exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto.


                                    ARTICLE 2
                              CONDITIONS PRECEDENT

2.1               Conditions of Closing

     The conditions of Closing contained in Sections 4.1(c), (f) and (g) of the Agreement are hereby amended as set forth below. The Buyer and the Seller shall be obliged to complete the Closing only if each of the conditions precedent set out in this Section 2.1 have been satisfied in full at or before the Closing
Time:

     (a)  Section 4.1(c) as Amended

          "(c) Orders

          The Appointment Order and the Approval and Vesting Order shall have been obtained by July 19, 2002. The right to appeal or seek leave to appeal from the Approval and Vesting Order shall have expired with all Appeal Proceedings, if any, having been dismissed, quashed or permanently stayed without further right of appeal or to seek leave of appeal."

                                       2

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     (b)  Section 4.1(f) as Amended

          "(f) Offer of Finance

          The Bank, Derma, the Buyer, and the Guarantor shall have executed and delivered the Offer of Finance by 5:00 p.m. (Toronto time) on July 15, 2002 (unless otherwise agreed to be extended)."

     (c)  Section 4.1(g) as Amended

          "(g) Operations Agreement

          The Bank, the Dumex Entities, the Guarantor and Derma shall have entered into the Operations Agreement by 5:00 p.m. (Toronto time) on July 15, 2002 (unless otherwise agreed to be extended) and there shall have been no material breach thereof by any party thereto."

2.2  Conditions of Closing for Buyer

     The conditions of Closing for Buyer contained in Section 4.2(g) of the Agreement is hereby amended as set forth below. The obligations of the Buyer to complete the purchase of the Purchased Assets pursuant to the Agreement shall be subject to the satisfaction of the following condition precedent as or prior to the Closing Time, which condition is for the exclusive benefit of the Buyer and which may be waived by it, in whole or in part, by writing. If such condition is not satisfied or waived by the Buyer as at the Closing Time, the Buyer may, in its sole discretion, terminate the Agreement.

     (a)  Section 4.2(g) as Amended

          "(g) Johnson & Johnson Medical, a Division of Ethicon, Inc., shall have consented to the assignment to, and assumption by, Buyer of that certain Supply Agreement between Dumex and Johnson & Johnson Medical dated as of September 27, 2001, and such agreement and consent to assignment and assumption shall be in full force and effect on the Closing Date notwithstanding the purchase of the Purchased Assets by Buyer;"


                                    ARTICLE 3
                                     GENERAL

3.1  Confirmation

     All terms and conditions of the Agreement not amended by this Amendment, are hereby confirmed and ratified in all respects and shall remain in full force and effect in accordance with their terms.

                                       3

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3.2  Counterparts

     This Amendment may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one amendment.

3.3  Facsimile Execution

     To evidence the fact that it has executed this Amendment, a Party may send a copy of its executed counterpart to all other Parties by facsimile transmission. That Party shall be deemed to have executed this Amendment on the date it sent such facsimile transmission. In such event, such Party shall forthwith deliver to the other Party the counterpart of this Amendment executed by such Party.

                                       4

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     TO WITNESS their agreement, the Parties have duly executed this Amendment.


                    4087755 CANADA INC.




                    By:
                           --------------------------------------------
                           Name:  Edward J. Quilty
                           Title:  Chairman and Chief Executive Officer

                    DUMEX MEDICAL INC.



                    By:
                           --------------------------------------------
                              Name:
                              Title:

                    DUMEX MEDICAL SURGICAL PRODUCTS LIMITED



                    By:
                           --------------------------------------------
                              Name:
                              Title:

                    1013172 ONTARIO LIMITED



                    By:
                           --------------------------------------------
                              Name:
                              Title:

                    DUMEX QUEBEC INC.



                    By:
                           --------------------------------------------
                              Name:
                              Title:

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